EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-88848 and 333-128924 and Form S-3 No. 333-126338, 333-114913, 333-111943, 333-109757, 333-91568, 333-81338 and 333-60664) of AdStar, Inc. of our report, based on our audit, dated March 11, 2006, relating to the consolidated financial statements of AdStar, Inc. as of and for the year ended December 31, 2005, which report appears in the 2005 Annual Report on Form 10-KSB of AdStar, Inc.
/S/ HOLTZ RUBENSTEIN REMINICK LLP
Holtz Rubenstein Reminick LLP
New York, New York
March 11, 2006